Exhibit 10.1

WESTROCK COMPANY EXECUTIVE SEVERANCE PLAN
(As Amended and Restated Effective September 30, 2022)

1.	INTRODUCTION

(a)          Effective Date.  This amended and restated WestRock Company Executive Severance Plan (the “Plan”) is effective as of September 30, 2022 (the “Effective Date”).  The Plan provides severance benefits for eligible executive employees of WestRock Company and its affiliated companies participating in the Plan (collectively, the “Company”).

(b)          Purpose, Controlling Document.  The Plan is intended to provide severance pay to Eligible Executives (as defined below) whose employment with the Company is terminated under certain circumstances on or after the Effective Date.  The Plan is intended to be an “employee welfare benefit plan” as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) maintained primarily for the purpose of providing benefits to a select group of management or highly compensated employees.  This document serves as the plan document for the Plan, and as a description of the Plan.  Except as set forth herein, the Plan replaces and supersedes with respect to Eligible Executives any other termination policy and procedure, severance policy or severance plan in which an Eligible Executive might otherwise be entitled to participate, other than any other Company plan providing supplemental unemployment compensation benefits designed to supplement an employee’s receipt of state unemployment compensation and to be exempt from FICA withholding (“SUB-Pay”).  All such other termination policies and procedures, severance policies or severance plans are hereby terminated with respect to Eligible Executives.  Notwithstanding the foregoing or any other provision of the Plan, the Plan does not supersede or modify the terms of any Change in Control Severance Agreement between you and the Company; in the event you become entitled to benefits under any such Change in Control Severance Agreement, such benefits shall be in lieu of, and not in addition to, the benefits provided under the Plan.

(c)           Administration.  The Plan shall be administered by the “Plan Administrator,” which shall be WestRock Company or the individual or committee designated by WestRock Company.

2.	ELIGIBILITY

(a)          General Requirements.  You are an “Eligible Executive” who may be eligible to receive severance pay under the Plan if (i) you are employed in an “Executive Band Leader” position under the Company’s employment classification practices and procedures or in another sales or operational leadership position and your participation in the Plan has been approved by the Compensation Committee of the Board of Directors of WestRock Company, which shall be made in its sole discretion, and (ii) you have entered into a restrictive covenant agreement containing such terms as are determined appropriate by the Plan Administrator.  Employees paid on an hourly basis and considered by the Company to be “hourly employees” or employees who are eligible for overtime compensation under applicable laws are not Eligible Executives.  Also, leased employees, independent contractors, part-time employees (i.e., persons who normally are scheduled to work fewer than 30 hours per week) and employees who are eligible for statutory notice and/or severance benefits payable by the Company under applicable foreign laws are not Eligible Executives. In addition, individuals who have written employment agreements, offer letters or other agreements with the Company that provide for severance benefits are not Eligible Executives unless such agreements merely reference the Company’s general severance policy for such benefits or the individual waives all severance benefits under such written employment agreement or offer letter as a condition to eligibility for participation in the Plan.  If an individual who is otherwise eligible for benefits under this Plan receives benefits under the WestRock Services, Inc. Amended and Restated Supplemental Unemployment Benefits Plan or any other Company plan providing SUB-Pay, such individual (i) shall not be an Eligible Executive, and (ii) shall be entitled only to the payment of SUB-Pay and shall not be eligible for severance benefits under any other Company plan or policy, whether formal or informal and whether or not in writing.  An individual entitled to severance benefits under the terms of an asset purchase agreement, stock purchase agreement, merger agreement or similar agreement shall not be an Eligible Executive, unless the individual waives all severance benefits under such agreement as a condition to eligibility for participation in the Plan.

As an Eligible Executive, you may be entitled to severance benefits, subject to the terms stated herein, in an amount and at such times as described below.

(b)          Eligible Termination.  You will incur an “Eligible Termination,” and therefore may be eligible to receive benefits under the Plan, if you are an Eligible Executive and your employment is involuntarily terminated by the Company for a reason other than (i) Cause (as defined below), (ii) your termination of employment after you have qualified to receive long-term disability benefits under a Company plan or (iii) your termination of employment after extended absence (greater than 30 days) from which you have failed to return in accordance with the terms of any leave policy established by the Company.  An “Eligible Termination” does not include your retirement, death or voluntary termination.  You will not be considered a participant in the Plan unless and until you have experienced an Eligible Termination.

For purposes hereof, “Cause” means solely (i) your conviction of or plea of nolo contendere to a felony; (ii) your material and continued disregard or failure to perform the substantive elements of your responsibilities and duties as an employee of the Company or its successor; (iii) willful misconduct by you in the performance of your duties as an employee of the Company or its successor; (iv) your material violation of the Company’s or its successor’s applicable Code(s) of Conduct or other material employee policy, (v) your misappropriation or embezzlement of any funds or property of the Company or its successor, commitment of fraud with respect to the Company or its successor, or engagement in any act or acts of dishonesty relating to your employment by the Company or its successor; or (vi) through willful misconduct, personal dishonesty or gross negligence, you engage in an act or course of conduct that causes substantial injury to the Company or its successor; provided that, any condition or conditions, as applicable, referenced in clauses (ii) through (vi) of the foregoing shall not (if a cure is reasonably possible in the circumstances, as determined in the reasonable, good faith discretion of the Plan Administrator) constitute Cause unless both (x) the Company provides written notice to the Executive of such condition(s) claimed to constitute Cause, and (y) the Executive fails to remedy such condition(s) within thirty (30) days of receiving such written notice thereof. The determination of whether such condition(s) claimed to constitute Cause has been remedied shall be made by the Plan Administrator in its reasonable, good faith discretion.

(c)            Separation from Service.  For purposes of the Plan, you will be considered to terminate employment on the date you incur a Separation from Service within the meaning of Section 409A (as defined in Section 6).

(d)           Termination in Connection with a Sale Transaction.  Notwithstanding anything herein to the contrary, if an Eligible Executive is terminated in connection with the sale, transfer, formation of a joint venture or other disposition (whether of stock or assets) of all or any part of the Company to a third party (an “Acquirer”), and such Eligible Executive either becomes employed by an Acquirer or is offered a comparable position with an Acquirer, such Eligible Executive shall not be deemed to have incurred an Eligible Termination under the Plan.  The Plan Administrator shall have the exclusive authority and discretion to determine whether an Eligible Executive is terminated in connection with any such sale, transfer, formation of a joint venture or other disposition and whether the Eligible Executive has become employed by or is offered a comparable position with an Acquirer.

3.	AMOUNT OF SEVERANCE BENEFITS

Subject to the conditions in Sections 4 and 5 and the other terms and conditions of the Plan, as an Eligible Executive who incurs an Eligible Termination, you will be eligible for the following benefits:

(a)           Severance Pay.  Following your termination of employment, you will be eligible to receive the following severance pay based on your position at the time of termination: an amount equal to your base salary and target short-term incentive plan (“STIP”) bonus for the following period (the “Severance Period”): (i) 24 months if you are the Chief Executive Officer of the Company; (ii) 18 months if you report directly to the Chief Executive Officer of the Company; and (iii) 12 months if you are designated by the Company as an Executive Band Leader or in a sales or operational leadership position that is eligible for benefits under this Plan pursuant to Section 2(a).

The rate of severance pay will be calculated by using (i) your annualized rate of base salary (which does not include bonuses, car allowances or any other similar types of allowances or compensation) in effect as of your termination of employment and (ii) your target STIP bonus for the fiscal year in which you terminate employment; provided, that in the event your target STIP bonus for such fiscal year has not been established at the time of your termination of employment, your target STIP for the preceding fiscal year will be used.

(b)           Group Health Insurance Continuation Coverage.  If you or your eligible dependents have maintained coverage under the group health benefits offered by the Company for a period of at least 60 days immediately prior to the date on which your employment with the Company terminates, then those of you and your eligible dependents who have maintained coverage for at least such 60-day period will be eligible to continue to participate in the Company’s group health benefits (“Group Health Benefit Continuation”) during the Severance Period at the rate then applicable to active employees, and after the Severance Period (or after your employment terminates, if you do not qualify for Group Health Benefit Continuation) you may have the right to elect to continue your health benefits coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”).  In connection with coverage during the Severance Period, the Company shall impute the Company’s portion of premium costs as federal taxable income and withhold from the severance payments to be made under Section 3(a) any payroll taxes due on such income. Notwithstanding the foregoing, if you are eligible for Group Health Benefit Continuation and during any portion of the Severance Period, you or your eligible dependents are no longer eligible to participate in such group health benefit plans (except pursuant to COBRA) due to the terms of such group health benefit plans, including terms imposed by insurers associated with such group health benefit plans or applicable law, and you elect to continue coverage with COBRA for yourself and/or your eligible dependents, the Company will pay or reimburse you for the difference between the applicable COBRA premiums and the rate charged to active employees for such group health benefits for the remainder of the Severance Period.

(c)            Other Benefits.  To the extent provided under other applicable Company employee benefit plans and policies, you may receive additional compensation or be eligible for additional benefits on account of your termination of employment in accordance with the terms of the underlying plan, policy or arrangement, as applicable.

4.	GENERAL RELEASE

As a condition to your receiving any severance pay and benefits, you must sign and not revoke a written separation agreement and general release substantially in the form attached hereto as Exhibit A (the “Release”) containing terms specified by the Company for (i) your release of the Company, its affiliates and their representatives from all claims arising from your employment or termination; (ii) your non-revocation of the Release during the period applicable to age-based claims, if applicable; (iii) your promise to comply with specified confidentiality, noncompetition and nonsolicitation provisions; and (iv) your agreement to assign works and inventions made or created by you during your employment with the Company.  The Company may modify the terms of the Release as it deems necessary or appropriate to comply with applicable laws or to ensure the enforceability of the Release in any particular jurisdiction.  The Plan Administrator may terminate your eligibility for severance pay and benefits if you fail to sign, or follow the terms of, your Release or if you revoke your Release.  You must sign the Release after your termination date and within the time period specified by the Plan Administrator in order to be eligible for any benefits under the Plan, but in no event later than the 60th day following your Separation from Service (after which date your severance pay and benefits will be forfeited).  In no event will any severance pay or benefits be paid to you or on your behalf until after you have signed your Release and your revocation period, if any, has ended, at which time any amounts payable to you under Section 3 before such time shall be paid to you, without interest, in a single lump sum as a catch up for such missed payments.

5.	PAYMENT OF SEVERANCE PAY

(a)           In General.  Subject to Section 6(b), if you become eligible to receive severance pay, you will receive your severance pay in the form of salary continuation during the Severance Period at the rate set forth in Section 4, beginning as soon as practicable after the execution of your Release and the expiration of any revocation periods allowable by law and provided for in the Release (the “Release Date”).  If the Company offers you a job before your severance payments and benefits are paid and you accept that offer and become reemployed before your severance payments and benefits are paid, no severance payments and benefits will be payable (unless and until you have another severance from employment covered under the Plan).  You will cease to be entitled to severance pay and benefits if, during the Severance Period, you become employed by the Company or an Acquirer as defined in Section 2(d).

(b)          Death After Termination.  If you die after your termination of employment, the remaining unpaid amount of severance pay that would otherwise have been paid to you will be paid in a single lump sum to your surviving spouse or, if you were not married or your spouse cannot be located, your estate, within 90 days following your date of death.  Your surviving spouse and any eligible dependent shall be eligible to continue to participate in the Company’s group health benefits for the remainder of the Severance Period and may thereafter be eligible to elect COBRA continuation coverage, in accordance with and subject to the limitations set forth in Section 3(b).

6.	SECTION 409A COMPLIANCE

(a)           General.  The Company intends that some or all of the severance pay described above will be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) under the “short-term deferral exemption,” the “separation pay exemption,” and other applicable exemptions to the full extent available under Section 409A, and the Plan shall be interpreted accordingly.    Notwithstanding the foregoing, to the extent that such exemptions do not apply to some or all severance pay, the Plan is intended to satisfy Section 409A and shall be interpreted accordingly.  Each payment of severance shall be considered a separate payment for purposes of Section 409A.

(b)          Six-Month Delay in Certain Cases.  Notwithstanding anything in the Plan to the contrary, to the extent (i) any payments made under Section 3 that are payable within the first six  months following your Separation from Service are not exempt from Section 409A and (ii) you are a specified employee (within the meaning of Section 409A) on the date of Separation from Service, then the non-exempt payments described in Section 3 that would have been paid within such six-month period will be delayed, accumulated without interest and paid in a lump sum on the applicable pay date that coincides with or immediately follows the six-month anniversary of the date of your Separation from Service.

(c)           If the period in which the Release described in Section 4 may be executed and/or revoked begins in one calendar year and ends in the next calendar year, any severance pay that is not exempt from Section 409A shall not be paid until the second calendar year, regardless of the date on which the Release is executed or becomes irrevocable.

7.	ADMINISTRATION

(a)           Amendment and Termination.  WestRock Company reserves the right to amend or terminate (in whole or in part) the Plan at any time.

(b)           Interpretation.  The Plan Administrator has the exclusive authority and discretion to interpret the Plan with respect to any question arising under the Plan, including eligibility for benefits and the amount, term, form, timing and duration of benefits.  Any variation in the amount, form or terms of an individual’s benefits from the severance pay described herein will be construed as a Plan amendment affecting only that individual.  The interpretations, decisions and determinations of the Plan Administrator are conclusive and binding on the Company and the Eligible Executives.

(c)           Rights.  This Plan does not create any vested rights in any individual.  In addition, the Plan does not affect the right of the Company to conduct its business affairs, including laying off or terminating the employment of any employee.

8.	SEVERANCE PAY CLAIMS

(a)           Initial Claims.  If you believe you are entitled to a payment under the Plan that has not been received, you may submit a written claim for benefits to the Plan within 60 days after the later of the date of your termination of employment or the date on which such payment would be due to be paid.  Claims should be addressed and sent to:

 Plan Administrator,
 WestRock Company Executive Severance Plan
 c/o Chief Human Resources Officer
 WestRock Company
 1000 Abernathy Road NE
 Atlanta, GA  30328

If your claim is denied, in whole or in part, you will be furnished with written notice of the denial within 90 days after the Plan Administrator’s receipt of your written claim, unless special circumstances require an extension of time for processing the claim, in which case a period not to exceed 180 days will apply.  If such an extension of time is required, written notice of the extension will be furnished to you before the termination of the initial 90-day period and will describe the special circumstances requiring the extension and the date on which a decision is expected to be rendered. Written notice of the denial of your claim will contain the following information:

a.            the specific reason or reasons for the denial of your claim;

b.            references to the specific Plan provisions on which the denial of your claim was based;

c.            a description of any additional information or material required by the Plan Administrator to reconsider your claim (to the extent applicable) and an explanation of why such material or information is necessary; and

d.            a description of the Plan’s review procedures and time limits applicable to such procedures, including a statement of your right to bring a civil action under Section 502(a) of ERISA following a benefit claim denial on review.

(b)           Appeal of Denied Claims.  If your claim is denied and you wish to submit a request for a review of the denied claim, you or your authorized representative must follow the procedures described below:

a.           Upon receipt of written notification of the denied claim, you (or your authorized representative) may file a request for review of the claim in writing with the Plan Administrator. This request for review must be filed no later than 60 days after you have received written notification of the denial.

b.           You have the right to submit in writing to the Plan Administrator any comments, documents, records or other information relating to your claim for benefits.

c.           You have the right to be provided with, upon written request and free of charge, reasonable access to and copies of all pertinent documents, records and other information that is relevant to your claim for benefits.

d.           The review of the denied claim will take into account all comments, documents, records and other information that you submit relating to your claim, without regard to whether such information was submitted or considered in the initial denial of your claim.

(c)          Plan Administrator’s Response to Appeal.  The Plan Administrator will provide you with written notice of its decision within 60 days after the Plan Administrator’s receipt of your written claim for review. There may be special circumstances which require an extension of this 60-day period. In any such case, the Plan Administrator will notify you in writing within the 60-day period and the final decision will be made no later than 120 days after the Plan Administrator’s receipt of your written claim for review.  The Plan Administrator’s decision on your claim for review will be communicated to you in writing and will clearly state:

a.            the specific reason or reasons for the denial of your claim;

b.            reference to the specific Plan provisions on which the denial of your claim is based;

c.            a statement that you are entitled to receive, upon request and free of charge, reasonable access to, and copies of, the Plan and all documents, records, and other information relevant to your claim for benefits; and

d.            a statement describing your right to bring an action under Section 502(a) of ERISA.

(d)           Exhaustion of Administrative Remedies.  The exhaustion of these claims procedures is mandatory for resolving every claim and dispute arising under the Plan. As to such claims and disputes:

a.            no claimant shall be permitted to commence any legal action to recover benefits or to enforce or clarify rights under the Plan under Section 502 or Section 510 of ERISA or under any other provision of law, whether or not statutory, until these claims procedures have been exhausted in their entirety; and

b.          in any such legal action, all explicit and implicit determinations by the Plan Administrator (including, but not limited to, determinations as to whether the claim, or a request for a review of a denied claim, was timely filed) shall be afforded the maximum deference permitted by law.

(e)           Attorney’s Fees.  The Company and each Eligible Executive shall each bear their own attorneys’ fees incurred in connection with any disputes between them.

(f)           Lawsuit.  If your claim and appeal are both denied or if the Plan fails to respond to them, you may file a lawsuit in court; provided, any such lawsuit must be filed no later than one year after the date you exhaust the claim and appeal procedures or, if the Plan fails to respond to your claim or appeal, within one year of the date on which the action complained of occurred.  Any complaint filed with a court after that deadline will be considered untimely.  Any action arising out of or in connection with the Plan may only be filed in the United States District Court, Northern District of Georgia or, if the District Court declines or lacks jurisdiction, in the Superior Court of Georgia for Fulton County.

(g)          Controlling Law.  The Company intends for the Plan to constitute a welfare plan within the scope of Section 3(1) of ERISA.  The Plan will be interpreted, administered, and enforced in accordance with ERISA.  To the extent that state law is not preempted by federal law, the Plan will be construed in accordance with the laws of the State of Georgia (excluding its choice of laws principles).

9.	MISCELLANEOUS

(a)         Severability.  The invalidity or unenforceability of any provision of the Plan shall not affect the validity or enforceability of any other provision of the Plan. If any provision of the Plan is held by a court of competent jurisdiction to be illegal, invalid, void or unenforceable, such provision shall be deemed modified, amended and narrowed to the extent necessary to render such provision legal, valid, and enforceable, and the other remaining provisions of the Plan shall not be affected but shall remain in full force and effect.

a.            Headings and Subheadings. Headings and subheadings contained in the Plan are intended solely for convenience and no provision of the Plan is to be construed by reference to the heading or subheading of any section or paragraph.

b.           Unfunded Obligations.  The amounts to be paid to you under the Plan are unfunded obligations of the Company. The Company is not required to segregate any monies or other assets from its general funds with respect to these obligations. You shall not have any preference or security interest in any assets of the Company other than as a general unsecured creditor.

c.            Successors.  The Plan will be binding upon any successor to the Company or its interest in the same manner and to the same extent that the Company would be obligated under the Plan if no succession had taken place. All payments and benefits that become due to you under the Plan will inure to the benefit of your heirs, assigns, designees, or legal representatives.

d.           Transfer and Assignment.  Neither you nor any other person shall have any right to sell, assign, transfer, pledge, anticipate or otherwise encumber, transfer, hypothecate or convey any amounts payable under the Plan prior to the date that such amounts are paid, except that, in the case of your death, such amounts shall be paid to your beneficiaries as set forth in Section 5(b).

e.            Waiver.  Any party’s failure to enforce any provision or provisions of the Plan will not in any way be construed as a waiver of any such provision or provisions, nor prevent any party from thereafter enforcing each and every other provision of the Plan.

f.            Withholding.  The Company shall have the right to withhold from any amount payable hereunder any Federal, state, and local taxes in order for the Company to satisfy any withholding tax obligation it may have under any applicable law or regulation.

IN WITNESS WHEREOF, the Company has caused its duly authorized officer to execute this Plan to evidence its adoption of this Plan.

WESTROCK COMPANY

By: Vicki L. Lostetter

Date: Chief Human Resources Officer

Exhibit A

SEPARATION AGREEMENT AND RELEASE